Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 4th day of
June, 2013 (The “Effective Date”)

By and between

Exeo Entertainment, Inc., a Nevada corporation duly organized under law and having a usual place of business at 4478 Wagon trail Ave, Las Vegas, NV 89118 (hereinafter referred to as the “Company”)

And

Hildebrandt Technologies Inc., an Alberta Corporation (hereinafter referred to as the “Consultant”).

WHEREAS, the Company wishes to employ the advisor to offer the services described herein and Consultant makes agreement to provide the services for the reimbursement and otherwise in harmony with the terms and conditions of this Agreement,

NOW THEREFORE, in consideration of the prior, and for other good and valuable consideration, the receipt and adequacy of which are hereby recognized, acknowledged and approved to, the Company and the Consultant, aiming to be officially bound, agree to the terms set forth below.

1.     TERM. Beginning as of the Effective Date, and enduring for a period of 12 months (the “Term”), unless prior finished pursuant to agreement hereof, the Consultant makes agreement that he/she will serve as a consultant to the Company. This Agreement may be changed or extended for any period as may be agreed by the parties.

2.	DUTIES AND SERVICES.

(a) Consultant’s duties and responsibilities shall be to assist Exeo Entertainment, Inc. in the sales and distribution of its products including, but not limited to, i. Extreme Gamer®, ii. Zaaz™ keyboard, iii. Psyko ® headphones, and iv. Exeo Portable Gaming System. (Jointly, the “Duties” or “Services”). Specific tasks assigned to consultant are outlined in addendum A attached hereto.

(b) Consultant makes agreement that during the Term he/she will give up to ten (10) days per month to his/her duties. The Company will occasionally offer the Consultant with a schedule of the requested hours, responsibilites and deliverables for the pertinent period of time. The duties will be programmed or an as-needed basis.

(c) The Consultant corresponds to and guarantees to the Company that he/she is under no contractual or other limitations or compulsions which are not in agreement with the carrying out of this Agreement, or which will obstruct the performance of his/her duties. Consultant symbolizes and guarantees that the completing and performance of this Agreement will not violate any policies or procedures of any other person or individual for which he/she carries our services concurrently with those performed herein.

(d) In performing the Services, Consultant shall obey, to the best of his/her information, with all business manners, regulatory and health and safety guidelines recognized by the Company for any governmental power with respect to the Company’s business.

3.	CONSULTING FEE:

(a) According to the agreement terms hereof, the Company shall pay Consultant a consulting fee of ten thousand ($10,000) Dollars for each month of Services provided to the Company (the “Consulting Fee”). Consultant’s time spent in addition to the ten (10) days per month shall be charged to the Company at one hundred and twenty ($120) Dollars per hour. The Consultant shall present weekly, on the Company’s regular reporting form, a listing of his/her hours, the Duties executed and a outline of his/her actions. The Consulting Fee shall be paid within three (3) days of the Company’s receipt of the report and invoice.

(b) Consultant shall be permitted to prompt repayment for all pre-approved expenses made in the performance of his/her Duties, on submission and endorsement of written statements and receipts in agreement with the then regular procedures of the Company.

(c) The Consultant agrees that all Services will be rendered by him/her as a self-governing contractor and that this Agreement does not generates an employer-employee relationship among the Consultant and the Company. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant makes agreement to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

4.	EARLY TERMINATION OF THE TERM:

(a) If the Consultant willingly stops performing his/her Duties, becomes physically or mentally unable to perform his/her Duties, or is ended for cause, then, in each case, the Consulting Fee shall come to an end and terminate as of such date. Any termination shall be made in good reliance by the Company’s Board of Directors.

(b) This Agreement may be ended without grounds by either party upon written notice of by either party to the other with not less than thirty (30) days written notice.

(c) Upon termination, neither party shall have any further responsibilities under this Agreement, except for the compulsions which by their terms endure this termination hereof. Upon termination and, in any case, upon the Company’s request, the Consultant shall return instantly to the Company all Confidential Information as hereinafter defined, and copies thereof. The Company will complete any payments due to Consultant.

5.     RESTRICTED ACTIVITIES: During the Term and for a period of 6 months thereafter, Consultant will not, directly or indirectly:

(i) Solicit or request any employee of or consultant to the Company to give up the employ of or cease consulting for the Company;

(ii) Importune or ask any worker of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products as a competitor of the Company;

(iii) Importune or ask any individual or body that researches, develops, markets or sells products that compete with those of the Company, to employ or keep as a consultant any employee or consultant of the Company; or

(iv) Persuade or try to provoke any supplier or seller of the Company to finish or violate any written or oral agreement or understanding with the Company.

6.	PROPRIETARY RIGHTS

(a)	Definitions. For the purposes of the terms set forth below shall have the following meanings:

(i) Concept and Ideas. Those perceptions and thoughts made known by the Company to Consultant or which are first developed by Consultant during the time of the performance of Services hereunder and which relate to the Company’ present, past or potential business activities, services, and products, and limited to the field of video gaming hardware and not including the fields of headphones, audio and acoustics. The Consultant shall have no publication rights of the Concepts and Ideas and all of the same shall belong exclusively to the Company.

(ii) Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information involving the business, plans and/or technology of the Company including, but not limited to technological information including inventions, techniques, tactics, procedures, conditions, uniqueness, assess, raw data, scientific preclinical or scientific data, records, files, formulations, clinical procedures, tools design, know-how, knowledge, and trade secrets; developmental, promotion, sales, customer, trader, consulting relationship information, in service, performance, and cost information; computer programming system whether in physical or intangible form, and all record bearing media containing or disclosing the preceding information and techniques including, written business plans, patents and patent applications grant applications, notes, and memorandum, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

In spite of the previous, the term “Confidential Information” shall not include any information which: (a) can be established to have been in the public area or was publicly known or accessible earlier to the date of the disclosure to Consultant; (b) can be established in writing to have been lawfully in the ownership of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of confidentiality, so long as that such third party has no responsibility to the Company or any of its associated companies to maintain such information in confidence.

(b) Nondisclosure to Third Parties. apart from as required by Consultant’s Duties, Consultant shall not, at any time now or in the future, openly or indirectly, use, publish, distribute or otherwise make known any Confidential Information, thoughts: or Ideas to any third party without the prior written consent of the Company which consent may be deprived of in each case and all of the same, together with publication rights, shall belong exclusively to the Company.

(c) Documents, etc. All documents, diskettes, tapes, practical manuals, guides, stipulations, plans, drawings, designs and similar materials, properly maintained lists of present, past or prospective customers, customer offers, requests to submit proposals, price lists and data relating to the pricing of the Company’ products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant’s control or control by reason of Consultant’s performance of the link, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his/her Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company’s or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d) Patents, etc. The Consultant makes agreement that the Company is and shall remain the elite owner of the Confidential Information and Concepts and Ideas. Any interest in copyrights, discoveries, technological improvements, trade names, brand, service marks, copyrights, copyrightable works, developments, designs, procedures, methods, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of providing Services to the Company under this Agreement, may visualize or develop, shall: (i) immediately be brought to the notice of the Company by Consultant and (ii) belong entirely to the Company. No license or transportation of any such rights to the Consultant is allowed or implied under this Agreement.

(e) Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby makes agreement to allocate to the Company, without additional return, all of his/her right, identify and interest in and to all perceptions, Ideas, and Developments that are conceived during the Consultant’s work with the Company and limited to the field of video gaming hardware and not including the fields of headphones, audio and acoustics. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7. EQUITABLE RELIEF: Consultant makes agreement that any breach of clauses mentioned above by him/her would ground irrevocable harm to the Company and that, in case of such breach, the Company shall have, in addition to any and all remedies of law, the right to an order, definite performance or other reasonable benefit to prevent the breach susceptible violation of Consultant’s obligations hereunder.

8. WAIVER: Any waiver by the Company of a violation of any condition of this Agreement shall not function or be interpreted as a waiver of any succeeding violation of the same or any other condition hereof. All waivers by the Company shall be in writing.

9. SEVERABILITY; REFORMATION: In case any one or more of the conditions or parts of a stipulation included in this Agreement shall, for any cause, be held to be unacceptable, unlawful or unenforceable in any respect, such invalidity, misconduct or unenforceability shall not affect any other condition or part of a condition of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been included herein, and such provision or part reformed so that it would be applicable, lawful and enforceable to the maximum degree possible. Without limiting the previous, if any condition (or part of provision) included in this Agreement shall for any reason be held to be excessively wide as to duration, activity or subject, it shall be interpreted by limiting and reducing it, so as to be enforceable to the fullest level compatible with then existing applicable law.

10. ASSIGNMENT: The Company shall have the right to allocate its rights and responsibilities under this Agreement to a party which supposes the Company’ obligations hereunder. Consultant shall not have the right to allocate his/her rights or obligations under this Agreement without the previous written permission of the Company. This Agreement small be obligatory upon and inure to the benefit of the Consultant’s successors and legal representatives in the event of his/her death or disability.

11. HEADINGS: Headings and subheadings are for expediency only and shall not be considered to be a part of this Agreement.

12. AMENDMENTS: This Agreement may be altered or customized, in whole or in part, only by an instrument in writing approved by all parties hereto. Any adjustment, permission, verdict, waiver or other action to be made, taken or given by the Company related to the Agreement shall be made, taken or given on behalf of the Company only by power of the Company’s Board of Directors.

13. NOTICES: Any notices or other communications required hereunder shall be in writing and shall be considered given when distributed in person or when posted, by qualified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses mentioned in the foreword to this Agreement or to such other addresses of which a party shall have notified the others in harmony with the provisions of this clause.

14. COUNTERPARTS: This Agreement may be executed in two or more complements, each of which shall comprise an original and all of which shall be considered a single agreement.

15. GOVERNING LAW: This Agreement shall be construed in accordance with and governed for all purposes by the laws of Nevada applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in Clark County Las Vegas, Nevada.

16. SURVIVAL: The provisions of concerned sections of this Agreement shall endure the ending of the Term or the termination of this Agreement. This Agreement succeeds all previous agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement

EXECUTED, under seal, effective as of the Effective Date

Exeo Entertainment, Inc.			CONSULTANT

By:	/s/ Robert Scott Amaral		/s/ James Hildebrandt
Robert Scott Amaral		CEO	President
Hereunto Duly Authorized			Hildebrandt Technologies Inc.

ADDENDUM A

To Consulting agreement by and between Exeo Entertainment, Inc. a Nevada Corporation and Hildebrandt Technologies Inc. an Alberta Corporation dated June 4, 2013.

Specific Duties of consultant to include:

1.)	Selection of new manufacturing facility for Psyko headphones.

2.)	Calls to big box retailers to secure distribution for:
a.	Extreme Gamer
b.	Zaaz Keyboard
c.	Psyko Headphones
d.	Portable gaming system

3.)	Re-design of Psyko headphones for future release for the following intended models:
a.	Standard PC / Standard Console (currently Krypton)
b.	Limited PC / Limited Console (currently Carbon)
c.	Wireless limited Console.

Exeo Entertainment, Inc.

/s/ Robert Scott Amaral
Robert Scott Amaral

Consultant

Hildebrandt Technologies Inc.

/s/ James Hildebrandt	June 24, 2013
James Hildebrandt, President